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                                                                    EXHIBIT 99.1

(DOCUCORP LETTERHEAD)                                              NEWS RELEASE
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  Contact:
                    John H. Gray
                    Chief Financial Officer
                    (214) 891-6450
                    jgray@docucorp.com

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  For Release:
                    FOR IMMEDIATE RELEASE
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                    DOCUCORP ANNOUNCES THIRD QUARTER RESULTS
                COMPANY REPORTS RECORD REVENUES FOR THIRD QUARTER


DALLAS - MAY 21, 2003 - Docucorp(R) International (Nasdaq: DOCC), a leading provider of enterprise information solutions, today announced record revenues of $20.1 million for the third quarter of fiscal year 2003, which represents a 9 percent increase from $18.4 million for the third quarter of the prior year. The company reported earnings of $1 million, or $0.07 per diluted share, for the quarter compared to $1.6 million, or $0.10 per diluted share, for the same period a year ago.

         For the nine months ended April 30, 2003, revenues were $55.6 million, up 4 percent from the same period in fiscal year 2002. Net income for the first nine months of fiscal year 2003 was $2.9 million, or $0.20 per diluted share, compared to $4.2 million, or $0.29 per diluted share, for the same period a year ago.

         Revenue growth for the current quarter reflects significant growth in Docucorp's professional services and ASP operations. When compared to the same quarter of fiscal year 2002, professional services revenue increased 29 percent to $6.8 million and ASP revenue increased 20 percent to $6.1 million. The increase in professional services revenue resulted from increased utilization rates and the recognition of revenue previously deferred related to one large consulting contract. Growth in ASP revenue for the quarter is the result of new hosting agreements that went into production during the quarter, as well as growth from existing customers. Software license revenue was $2.3 million for the third quarter of fiscal year 2003


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DOCUCORP, THIRD QUARTER 2003 RESULTS                                     ADD #1

compared to $1.0 million in the prior quarter of this fiscal year, and $3.3 million for the third quarter of fiscal year 2002.

         "One of the benefits to Docucorp's business model is its diversified revenue streams, which played a key role in the company's ability to deliver record revenues this quarter," said Michael D. Andereck, president and chief executive officer of Docucorp. "While software license revenue remained less than robust, it more than doubled when compared to the second quarter. Considering the difficult business environment, I am very pleased with the financial results for the quarter."

         The decrease in earnings per share was primarily the result of the revenue mix and an increased effective tax rate. Revenues for the three and nine months ended April 30, 2003 included significantly less high-margin software license revenue than in the prior year. The effective tax rate increased to 51 percent in the current quarter, primarily as a result of European losses, for which the company does not recognize a tax benefit.

         During May, Docucorp implemented organizational changes that resulted in the elimination of approximately 5 percent of the company's total staffing. The organizational changes will make the company more profitable and efficient, and will not impact service levels or product delivery schedules. The financial impact for the fourth quarter and the year ending July 31, 2003 is not expected to be material because much of the cost savings will be offset by a one-time charge for severance costs. However, on an ongoing basis, the organizational changes are expected to save the company approximately $2 million annually.

         "I believe these organizational changes are prudent in the current environment, and they position us well for the future. Docucorp has been, and will continue to be, a company responsive to the needs of our clients, stockholders and employees," said Andereck.

ABOUT DOCUCORP
Docucorp is the authority in providing dynamic solutions for acquiring, managing, personalizing and presenting enterprise information. Servicing the entire enterprise information lifecycle,



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DOCUCORP, THIRD QUARTER 2003 RESULTS                                     ADD #2

Docucorp's information software, application service provider (ASP) hosting and professional consulting services enable companies to implement solutions in-house or fully outsource to Docucorp. The company has an installed base of more than 1,200 customers, including many of the largest insurance, utility and financial services organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta GA, Silver Spring MD, Portland ME, Bedford NH and London.

Certain information contained in this news release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, included herein are forward-looking statements. These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company's periodic reports filed with the Securities and Exchange Commission, that could cause the Company's actual results to differ materially from those expressed or implied by these forward-looking statements. Docucorp is a registered trademark of Docucorp International.

                                       ###


      CONSOLIDATED STATEMENTS OF OPERATIONS AND BALANCE SHEET DATA FOLLOW.






















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                             DOCUCORP INTERNATIONAL
                 FISCAL QUARTERS ENDED APRIL 30, 2003 AND 2002


STATEMENTS OF OPERATIONS DATA:


                                                           (in thousands except per share amounts)
                                                                        (unaudited)
                                                           Three Months                 Nine Months
                                                          Ended April 30,              Ended April 30,
                                                   ----------------------------   ---------------------------
                                                      2003            2002            2003           2002
                                                   ------------    ------------   ------------   ------------
Revenues
   ASP hosting                                     $      6,069    $      5,074   $     17,017   $     14,947
   Professional services                                  6,755           5,222         17,956         15,623
   License                                                2,268           3,304          5,381          8,990
   Maintenance                                            4,976           4,780         15,223         14,124
                                                   ------------    ------------   ------------   ------------
     Total revenues                                      20,068          18,380         55,577         53,684
                                                   ------------    ------------   ------------   ------------

Cost of revenues
   ASP hosting                                            5,135           4,065         14,449         12,383
   Professional services                                  4,914           4,677         13,530         13,160
   License                                                  841             661          2,434          1,946
   Maintenance                                              484             425          1,421          1,237
                                                   ------------    ------------   ------------   ------------
     Total cost of revenues                              11,374           9,828         31,834         28,726
                                                   ------------    ------------   ------------   ------------

Gross profit                                              8,694           8,552         23,743         24,958
                                                   ------------    ------------   ------------   ------------

Operating expenses
   Product development                                    2,031           1,771          5,687          5,366
   Sales and marketing                                    3,031           2,720          8,277          7,972
   General and administrative                             1,598           1,654          4,710          4,910
                                                   ------------    ------------   ------------   ------------
     Total operating expenses                             6,660           6,145         18,674         18,248
                                                   ------------    ------------   ------------   ------------

Operating income                                          2,034           2,407          5,069          6,710
Other income (expense), net                                 (14)            227            164            258
                                                   ------------    ------------   ------------   ------------

Income before income taxes                                2,020           2,634          5,233          6,968
Provision for income taxes                                1,036           1,083          2,371          2,733
                                                   ------------    ------------   ------------   ------------

Net income                                         $        984    $      1,551   $      2,862   $      4,235
                                                   ============    ============   ============   ============

Basic net income per share                         $       0.07    $       0.12   $       0.21   $       0.31
                                                   ============    ============   ============   ============

Weighted average basic shares outstanding                13,232          13,382         13,391         13,483
                                                   ============    ============   ============   ============

Diluted net income per share                       $       0.07    $       0.10   $       0.20   $       0.29
                                                   ============    ============   ============   ============

Weighted average diluted shares outstanding              13,753          14,996         14,571         14,773
                                                   ============    ============   ============   ============



BALANCE SHEET DATA:

                                April 30,    July 31,
                               ----------   ----------
                                  2003         2002
                               ----------   ----------
                                   (in thousands)
Current assets                 $   31,483   $   33,410
Current liabilities                21,024       20,260
Working capital                    10,459       13,150
Stockholders' equity               31,475       33,064
Total assets                   $   54,542   $   55,750